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                                                                    EXHIBIT 10.7



                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated July 14, 1998, is by and among Datalink Corporation, a Minnesota corporation (hereinafter referred to as "Datalink"), DCS Acquisition Corporation, a Minnesota corporation (hereinafter referred to as the "Subsidiary"), Direct Connect Systems, Inc., a Georgia corporation (hereinafter referred to as "DCS") and Donald R. Schrenk, Jr., Melissa A. Schrenk, Bernard D. Westwood, Jr. and A. Deborah Westwood (hereinafter referred to as the "Stockholders").

                                    RECITALS:

A. Datalink, Subsidiary and DCS desire to cause the merger of DCS with and into Subsidiary (the "Merger"), pursuant to the Plan of Merger set forth in Exhibit A hereto (the "Plan of Merger") and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the States of Minnesota and Georgia, which permit such Merger.

B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and interpreted by treasury regulations (the "Code").

C. Each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

                                    AGREEMENT

         THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  DEFINITIONS

As used in this Agreement and any exhibits hereto, the following words and phrases shall have the meanings set forth below:

"Act" shall mean the Securities Act of 1933, as amended.

"Authorization" and "Authorizations" shall have the meanings ascribed to them in
Section 5.23 below.

"Base Balance Sheet" shall have the meaning ascribed to it in Section 5.5 below.

"Buy-Sell Agreement" shall have the meaning ascribed to it in Section 3.10(a)(iii) below.



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"Closing" shall mean the consummation of the transactions contemplated herein as described in Section 3.7 below.

"Closing Date" shall be the date of the Closing as described in Section 3.7 below.

"Closing Date Balance Sheet" shall mean the audited balance sheet for DCS as of the close of business on the Closing Date (determined in accordance with generally accepted accounting principles consistently applied on a pro forma basis as though the parties had not consummated the Merger contemplated by this Agreement), subject to adjustments as provided in Section 4.2(a) below.

"Code" shall mean the Internal Revenue Code of 1986, as amended and interpreted by treasury regulations.

"Constituent Corporations" shall refer to Subsidiary and DCS.

"Conversion Ratio" shall have the meaning ascribed to it in Section 3.1(b) below.

"Datalink" shall mean Datalink Corporation, a Minnesota corporation.

"Datalink Common Stock" shall mean the Common Stock of Datalink, par value $.001 per share.

"DCS" shall mean Direct Connect Systems, Inc., a Georgia corporation.

"DCS Common Stock" shall mean the Common Stock of DCS, par value $.01 per share.

"DCS Unpaid Sales and Use Tax Assessment" shall mean a post-Closing assessment by any taxing authority against DCS for any state or local sales or use taxes imposed on DCS's pre-Closing sales and/or installations of tangible personal property for DCS's customers, which taxes DCS failed to collect from its customers, and any interest, penalty or addition thereto, whether disputed or not.

"Effective Time" shall have the meaning ascribed to it in Section 2.2 below.

"Employee Benefit Plans" shall have the meaning ascribed to it in Section 5.25(a) below.

"Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, foreign, state, or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" shall mean Resource Trust Bank, Minneapolis, Minnesota.



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"Escrow Agreement" shall mean the Escrow Agreement by and among Datalink, each of the Stockholders and the Escrow Agent.

"Excess Payables" shall mean the amount of accounts payable due by DCS to its vendors as of the Closing Date which have been outstanding for longer than forty-five (45) days.

"Financial Statements" shall have the meaning ascribed to it in Section 5.5 below.

"Fraud" shall require a showing of an intent to deceive and, with respect to a claim of misrepresentation, that the party to be charged had knowledge of the falsity of the representation; and with respect to an omission, that the party to be charged knowingly failed to disclose.

"Funded Debt" shall mean the sum of any short or long-term bank or other third party debt (exclusive of the Permitted Transaction Expenses), capital lease obligations and Excess Payables.

"GBCC" shall mean the Georgia Business Corporation Code.

"Hazardous Materials" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil toxic substance or pollutant as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Hazardous Materials Transportation Act or any other foreign, federal, state or local law, regulation, ordinance, rule or by-law, whether existing as of the date hereof, previously enforced or subsequently enacted pertaining to environmental or health and safety matters.

"Intellectual Property" shall have the meaning ascribed to it in Section 5.13(a) below.

"IPO" shall mean an initial public offering of Datalink Common Stock.

"Knowledge" shall mean actual knowledge after reasonable investigation.

"MBCA" shall mean the Minnesota Business Corporation Act.

"Merger" shall mean the merger of DCS with and into Subsidiary with Subsidiary being the Surviving Corporation as described in this Agreement.

"Merger Consideration" shall have the meaning ascribed to it in Section 3.1(b) below.

"Permitted Transaction Expenses" shall have the meaning ascribed to it in
Section 4.2(a)(iii) below.

"Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).



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"Plan of Merger" shall refer to the Plan of Merger set forth in Exhibit A of this Agreement.

"Post-Merger Notice" shall have the meaning ascribed to it in Section 3.3 below.

"Preliminary Purchase Price" shall have the meaning ascribed to it in Section
4.1 below.

"Purchase Price" shall have the meaning ascribed to it in Section 4.1 below.

"Qualified Plan" shall have the meaning ascribed to it in Section 5.25(b) below.

"Registration Statement" shall mean Datalink's Registration Statement with the SEC on Form S-1, SEC File No. 333-55935, as filed with the SEC on June 3, 1998.

"SEC" shall mean the Securities and Exchange Commission.

"Stockholders" shall refer collectively to Donald R. Schrenk, Jr., Melissa A. Schrenk, Bernard D. Westwood, Jr. and A. Deborah Westwood.

"Subsidiary" shall mean DCS Acquisition Corporation, a Minnesota corporation.

"Surviving Corporation" shall mean Subsidiary.

"Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Valuation Price" shall have the meaning ascribed to it in Section 3.2 below.

SECTION 2.  THE MERGER

         2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to the terms and conditions of this Agreement and the Plan of Merger, DCS shall be merged with and into Subsidiary and the separate existence of DCS shall thereupon cease, in accordance with the applicable provisions of the MBCA and the GBCC.


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                  (a)      Subsidiary will be the Surviving Corporation in the
                           Merger and will continue to be governed by the laws of the State of Minnesota, and the separate corporate existence of Subsidiary and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the MBCA, will continue unaffected by the Merger.

                  (b) The Merger will have the effects specified by the MBCA and the GBCC.

         2.2 Effective Time. As soon as practicable following the Closing hereunder, the Constituent Corporations will cause Articles of Merger (the "Articles of Merger") together with the Plan of Merger and such other documents as are required by the MBCA and the GBCC to be filed with the office of the Secretary of State of the State of Minnesota and the Secretary of State of the State of Georgia. Subject to and in accordance with the laws of the States of Minnesota and Georgia, the Merger will become effective at the date and time the Articles of Merger are filed with the office of the Secretary of State of the State of Minnesota, or such later time or date as may be specified in the Articles of Merger (the "Effective Time"). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the Closing.

SECTION 3.         CONVERSION OF SHARES

         3.1 Conversion of DCS Shares in the Merger. Pursuant to the Plan of Merger, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of DCS:

         (a) Each share of DCS Common Stock owned by Stockholders shall, be converted into, and become exchangeable for, the number of shares of validly issued, fully paid and nonassessable Datalink Common Stock equal to the Conversion Ratio.

         (b) In this Agreement, the term "Conversion Ratio" means a fraction, the numerator of which is equal to $2,000,000 divided by the Valuation Price as defined in Section 3.2 herein, and the denominator of which is equal to the total number of shares of DCS Common Stock issued and outstanding immediately prior to the Effective Time. The consideration referred to in this Section 3.1, together with the cash payment pursuant to Section 4 as provided herein, is hereinafter referred to as the "Merger Consideration."

         3.2 Datalink Common Stock Valuation Price in Merger. The "Valuation Price" of the Datalink Common Stock is $10.00 per share, subject to adjustment as provided in Section 3.3.

         3.3 Post-Merger Adjustments. If Datalink within two (2) years from the Closing Date of the Merger withdraws its Registration Statement for the IPO, the total number of shares issued to the Stockholders under Section 3.1 shall be adjusted, effective as of the Effective Time, so that



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the Valuation Price will be $8.70 per share (such per share price to be adjusted proportionally for any Datalink Common Stock split or dividend or reverse split or combination occurring after the Closing Date and through the date of any such adjustment). If an IPO initially closes within two (2) years from the Closing Date of the Merger, the total number of shares issued to the Stockholders under the Valuation Price as described in Section 3.2 or the preceding sentence shall be adjusted, effective as of the Effective Time, so that the Valuation Price will be the IPO price per share as stated on the cover of the definitive Prospectus for the IPO as filed with the SEC pursuant to Rule 424(b) of the Act.

         If an event occurs requiring an adjustment by the preceding paragraph, Datalink shall give written notice within ten (10) business days to the Stockholders describing the event and Datalink's computation of the number of shares to be issued or canceled (a "Post-Merger Notice"). If Datalink fails timely to give the Post-Merger Notice, the Stockholders may, upon learning of the triggering event, give written notice thereof to Datalink, which notice shall constitute the Post-Merger Notice as to such event. If the event requires the issuance of additional shares, then within ten (10) business days after giving the Post-Merger Notice, Datalink shall issue (or shall cause its transfer agent to issue) to each Stockholder a certificate representing the additional shares. If the event requires the cancellation of shares, then within ten (10) business days after Datalink has given the Post-Merger Notice, each Stockholder shall return for cancellation to Datalink a certificate or certificates representing a number of shares of Datalink Common Stock equal to or greater than the number of shares to be canceled, together with a stock power endorsed in blank with signature guaranteed covering such certificate or certificates. Within ten (10) business days after receipt of the certificate(s) and stock power, Datalink shall cancel (or cause its transfer agent to cancel) the certificate(s) so tendered and shall issue (or cause its transfer agent to issue) to the Stockholder a certificate representing the balance, if any, of the shares remaining after the adjustment. The Stockholders shall be jointly and severally liable for the return of shares for cancellation to Datalink as provided herein.

         3.4 Status of Subsidiary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Subsidiary, each issued and outstanding share of common stock of Subsidiary shall continue unchanged and remain outstanding as a share of Common Stock of the Surviving Corporation.

         3.5 Exchange of Stock Certificates.

         (a) At the Closing, the Stockholders shall deliver the certificates representing all issued and outstanding shares of DCS Common Stock, duly endorsed in blank with signature guaranteed, in exchange for the certificates representing shares of Datalink Common Stock required to effect the exchange referred to in Section 3.1 (based upon the Valuation Price computed pursuant to Section 3.2) and the cash payments referred to in Section 4. Shares of Datalink Common Stock into which shares of DCS Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.



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         (b)      From and after the Effective Time, each holder of a
                  certificate which immediately prior to the Effective Time represented outstanding shares of DCS Common Stock, shall be entitled to receive in exchange therefor, upon surrender thereof to Datalink, a certificate or certificates representing the number of shares of Datalink Common Stock as computed by Sections 3.1 and 3.2 (to be later adjusted by Section 3.3) and cash pursuant to Section 4. From and after the Effective Time, Datalink shall be entitled to treat the certificates which immediately prior to the Effective Time represented shares of DCS Common Stock and which have not yet been surrendered for exchange as evidencing the ownership of the number of full shares of Datalink Common Stock into which the shares of DCS Common Stock represented by such certificates shall have been converted pursuant to Section 3.1, notwithstanding the failure to surrender such certificates. However, notwithstanding any other provision of this Agreement, until holders or transferees of certificates which immediately prior to the Effective Time represented shares of DCS Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no cash payments pursuant to Section 4 shall be made. Upon surrender of a certificate which immediately prior to the Effective Time represented outstanding shares of DCS Common Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Datalink Common Stock represented by the certificate or certificates issued upon such surrender. If any certificate for shares of Datalink Common Stock is to be issued in a name other than that in which the certificate, which immediately prior to the Effective Time represented shares of DCS Common Stock, surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Datalink Common Stock in a name other than that of the registered holder of any such certificate surrendered.

         (c) Notwithstanding any other provision of this Agreement or the Plan of Merger, and in order to avoid the issuance of any certificates for fractional shares of Datalink Common Stock, Datalink shall issue a full share of its Common Stock in lieu of any such fractional share.

         3.6 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of DCS shall be closed and no transfer of shares of DCS Common Stock shall thereafter be made. If, after the Effective Time, DCS Common Stock certificates are presented to Datalink, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Section 3.

         3.7 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place (a) at the offices of Messerli & Kramer P.A. at 10:00 a.m., local time,



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on July 14, 1998 or at such other time and place and on such other date as
Datalink and DCS shall agree (the "Closing Date").

         3.8 Allocation of Purchase Price. The Merger Consideration shall be allocated among the assets of DCS in accordance with the Schedule of Purchase Price Allocation attached hereto as Exhibit 3.8.

         3.9 Escrow of Certain Datalink Common Stock Received in the Merger. Despite anything in this Agreement to the contrary, 50,000 shares of the Datalink Common Stock issued to the Stockholders in the Merger shall be delivered to the Escrow Agent as provided in the Escrow Agreement substantially in the form of Exhibit 3.9 hereto, 10,000 of such shares which shall be held by the Escrow Agent for a period of 120 days after the Closing Date for purposes of
Section 4.2(b) below. The remaining 40,000 of such shares shall be held by the Escrow Agent for a period of two (2) years after the Closing Date for purposes of Section 7.2 below.

         3.10 Deliverables at Closing. The parties shall deliver the following instruments, documents and property at the Closing:

         (a) By Datalink and the Subsidiary. Datalink shall deliver the following instruments, documents and property to the Stockholders at the Closing:

                  (i)      the Merger Consideration;

                  (ii) an opinion of Messerli & Kramer P.A., counsel to Datalink and the Subsidiary, substantially in the form of Exhibit 3.10(a)(ii) hereto;

                  (iii) a copy of the buy-sell agreement in the form attached hereto as Exhibit 3.10(a)(iii) as executed by Datalink and its stockholders (the "Buy-Sell Agreement");

                  (iv)     an executed copy of the Plan of Merger;

                  (v) resolutions of the Board of Directors of Datalink and the Subsidiary authorizing the Merger and the transactions contemplated hereby;

                  (vi) agreements by the Subsidiary (which may be oral) to employ Donald R. Schrenk, Jr. as Eastern Regional Sales Manager at an initial base salary of $67,500 plus a commission plan substantially similar to that of Datalink's other senior sales management and to employ Bernard D. Westwood, Jr. as Director of Engineering Services at an initial base salary of $100,000;

                  (vii) evidence that Datalink has retired DCS's outstanding indebtedness under a Receivables and Inventory Financing Agreement and related Promissory



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                           Note each dated April 23, 1998, in favor of Premier
                           Lending Corporation; and

                  (viii) a copy of the Escrow Agreement as executed by Datalink and the Escrow Agent.

         (b) By DCS and the Stockholders. DCS and the Stockholders shall deliver the following instruments, documents and property to Datalink and the Subsidiary at the Closing:

                  (i) stock certificates representing all outstanding shares of DCS Common Stock in accordance with this
                           Section 3, together with all necessary stock powers endorsed in blank with signatures guaranteed;

                  (ii) an opinion of Morris, Manning & Martin, L.L.P., counsel for DCS and the Stockholders, substantially in the form of Exhibit 3.10(b)(ii) hereto;

                  (iii) a copy of the Buy-Sell Agreement as executed by the Stockholders;

                  (iv) non-competition agreements in substantially the form of Exhibit 3.10(b)(iv) attached hereto as executed by each of Donald R. Schrenk, Jr., Bernard D. Westwood, Jr. and Juan Orlandini;

                  (v) a copy of the Escrow Agreement as executed by the Stockholders, together with the Datalink Common Stock certificates and stock powers endorsed in blank with signature guaranteed as provided by Section 3.9 above and the Escrow Agreement;

                  (vi) all consents, approvals, documents and certificates contemplated by this Agreement or reasonably requested by Datalink or its counsel and copies of all contracts, commitments, leases and other documents required to be identified on the Schedules hereto;

                  (vii)    the original stock record and minute books of DCS;

                  (viii) the resignations, dated as of the Closing Date, of all of the officers and directors of DCS;

                  (ix) resolutions of the Board of Directors and the Stockholders of DCS authorizing the Merger and the transactions contemplated hereby;

                  (x) a letter from Greg Veach indicating his intention to move into DCS's sales organization and out of DCS's engineering organization; and



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                  (xi)     an executed copy of the Plan of Merger.

         (c) Additional Matters. Each party agrees to execute and deliver such additional instruments, documents and property, and to take such additional action, as may reasonably be requested by another party hereto, or his, her or its counsel, in order to effectuate the transactions contemplated by this Agreement.

SECTION 4.  CASH PAYMENTS TO DCS STOCKHOLDERS

         4.1 Cash Purchase Price and Payment. The Cash Purchase Price in the Merger to be paid for the Stockholders' shares of DCS (the "Preliminary Purchase Price") is $2,000,000, which amount shall be subject to adjustment as provided in Section 4.2 hereof, with the adjusted amount being referred to as the "Purchase Price." The Preliminary Purchase Price shall be paid at Closing in cash to the Stockholders, to be allocated among the Stockholders prorata based on each Stockholder's percentage of shares owed in DCS immediately prior to the Merger. Such payments shall be made by wire transfer in accordance with wire transfer instructions provided in writing to Datalink by each of the Stockholders prior to the Closing Date.

         4.2 Purchase Price Adjustment.

         (a) Preparation of Closing Date Balance Sheet. Within ninety (90) days after the Closing Date, Datalink will prepare at its expense and deliver to each of the Stockholders the Closing Date Balance Sheet for DCS. Datalink will direct its independent auditors to prepare the Closing Date Balance Sheet by excluding the following assets and liabilities to the extent that they otherwise would be included on such balance sheet:

                  (i) the respective automobiles being driven by each of Donald R. Schrenk, Jr. and Bernard D. Westwood, Jr. (as described in the Schedule of Excluded Assets and Liabilities that is Exhibit 4.2(a) hereto), any debt or capital lease obligations owed by DCS in connection with the acquisition of such vehicles;

                  (ii) the life insurance contracts on certain DCS officers and key employees (as described in the Schedule of Excluded Assets and Liabilities), and any debt owed by DCS for premiums thereon; and

                  (iii) up to $300,000 of expenses as described on the attached Exhibit 4.2(a)(iii) associated with the transactions contemplated by this Agreement or any other previously proposed sale of substantially all the assets or capital stock of DCS (the "Permitted Transaction Expenses").



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         (b)      Adjustments. Datalink shall promptly deliver a copy of the
                  Closing Date Balance Sheet to the Stockholders after receiving it from the auditors. If the Closing Date Balance Sheet of DCS does not demonstrate stockholders' equity as of the Closing Date of at least $1,000,000, the Preliminary Purchase Price will be reduced dollar-for-dollar to the extent that the Closing Date Balance Sheet stockholder's equity is less than $1,000,000. If the Closing Date Balance Sheet of DCS demonstrates Funded Debt in excess of $1,300,000, then the Preliminary Purchase Price shall further be reduced dollar-for-dollar for each dollar of Funded Debt greater than $1,300,000. Nothing in this Agreement shall prohibit DCS from using available cash to reduce Funded Debt to the required level prior to the Closing so long as the effect thereof is not to increase Excess Payables.

                           The Stockholders shall have 30 days after receipt of
                  the Closing Date Balance Sheet to give Datalink written notice that the Stockholders intend to dispute the auditors' determination of DCS's Closing Date stockholders' equity and/or Funded Debt. Within 30 days after receipt of the Stockholders' written notice, Datalink shall attempt to settle the dispute with the Stockholders. If the Shareholders and Datalink do not reach settlement of Datalink's claim within such 30 days, the dispute may at any time thereafter be submitted by the Stockholders or Datalink to arbitration in Atlanta, Georgia, before a single arbitrator selected by the American Arbitration Association and in accordance with the rules and procedures of the American Arbitration Association then in effect and which arbitrator is a certified public accountant practicing with a "Big 5" accounting firm other than PricewaterhouseCoopers LLP. The Stockholders and Datalink agree that the arbitrator's award shall be final and binding upon them with respect to the dispute and may be entered in any court having jurisdiction thereof. All costs of the arbitration (including the reasonable legal expenses of all parties thereto) shall be borne by the Stockholders and/or Datalink in the amounts determined by the arbitrator, which shall base such determination upon the relative merits of the respective positions of the Stockholders and Datalink in the dispute. Following the resolution of such dispute by the arbitrator, Datalink shall submit a copy of the arbitrator's award or decision to the Escrow Agent, which shall be entitled to rely upon such copy.

                           Any reductions in the Preliminary Purchase Price as
                  determined above shall be made first by cancellation of Datalink Common Stock held in the 10,000 share escrow referred to in Section 3.9 above, which shall continue to be held by the Escrow Agent until resolution of the dispute described above. Any further required reduction in the Preliminary Purchase Price shall be effected by the DCS Stockholders delivering to Datalink, within ten (10) business days after written demand, shares of Datalink Common Stock for cancellation. In determining the number of shares of Datalink Common Stock to be canceled under this subsection (b), such shares shall be valued at the Valuation Price per share on the Closing Date



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                  of the Merger determined pursuant to Section 3.2 as adjusted pursuant to Section 3.3 for any events requiring an adjustment thereunder occurring on or prior to the date that Datalink delivers the Closing Date Balance Sheet of DCS to the Stockholders. If all shares of Datalink Common Stock owned by the Stockholders have been returned for cancellation, any additional reduction in the Preliminary Purchase Price shall be effected by the Stockholders tendering cash to Datalink within ten (10) business days after written demand. The Stockholders are jointly and severally liable to Datalink for any reduction in the Preliminary Purchase Price.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF DCS AND THE STOCKHOLDERS

         As a material inducement to Datalink to enter into this Agreement and to consummate the transactions contemplated hereby, DCS and each of the Stockholders jointly and severally hereby make to Datalink each of the representations and warranties set forth in this Section 5. Certain exceptions to such representations and warranties are set forth on the Schedule of Exceptions attached hereto as Exhibit 5(a) and incorporated herein. Any matter which would constitute a breach of such representations and warranties shall not constitute a breach if it is set forth under the appropriate heading on the Schedule of Exceptions; provided, however, that disclosure of such a matter on the Schedule of Exceptions shall not relieve the Stockholders of their indemnification obligations regarding such matter under Section 7.2 hereof if so indicated on Exhibit 5(b), the Schedule of Indemnifiable Exceptions.

         5.1 Organization and Qualification. DCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or as such business is currently conducted. The copies of DCS's Articles of Incorporation, as amended to date (hereinafter referred to as its "Articles"), certified by the Secretary of State of the State of Georgia, and of DCS's Bylaws, as amended to date (hereinafter referred to as its "Bylaws"), certified by DCS's Secretary, both as attached under Exhibit 5.1(a) hereto, are complete and correct and no amendments thereto have been filed or are pending. DCS is and has been at all times in compliance with its Articles and Bylaws. DCS is duly qualified or licensed to conduct business as a foreign corporation in and is in good standing in each jurisdiction in which the nature of the business conducted by DCS or the character and nature of the property or assets owned or leased by DCS makes such qualification necessary, all of which jurisdictions are listed on the Schedule of Foreign Qualifications attached hereto as Exhibit 5.1(b).

         5.2 Authority. DCS has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by DCS pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by DCS has been duly and validly authorized and approved by all necessary action on the part of DCS and no other action on the part of DCS or the Stockholders is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by DCS pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of DCS, each enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors' rights or by the application by a court of equity principles. The execution, delivery and performance by DCS of this Agreement and each such agreement, document and instrument:

         (a) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to DCS;

         (b) does not or will not violate any term or provision of the Articles or Bylaws of DCS; and

         (c) except as set forth on Exhibit 5.2(c), does not and will not result in a breach of, constitute or result in a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which DCS is a party or by which the property of DCS is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of DCS's assets.

           Except as set forth on Exhibit 5.2(c), no consent or waiver by, approval of, or designation, declaration or filing with, any Person is required in connection with the execution, delivery and performance by DCS and the Stockholders of this Agreement and each agreement, document and instrument to be executed and delivered by DCS or the Stockholders pursuant to this Agreement.

         5.3 Capitalization. DCS's authorized capital stock consists solely of shares of DCS Common Stock, of which 1,000 shares are issued and outstanding and of which 99,000 shares are authorized but unissued. All shares of DCS Common Stock are owned of record and beneficially by the Stockholders in the amounts set forth in Exhibit 5.3 hereto. There are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of DCS. None of the DCS Common Stock has been issued or transferred in violation of any federal or state law, including without limitation the Act. The DCS Common Stock is, and when delivered to Datalink or its designee pursuant to this Agreement will be, (i) duly authorized, validly issued and outstanding, (ii) fully paid, non-assessable and free of preemptive rights and (iii) free and clear of any and all pledges, claims, restrictions, charges, liens, security interests, encumbrances or other interests of third parties of any nature whatsoever. There are no outstanding options, warrants, rights, commitments or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of DCS, and there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any DCS Common Stock to which DCS or any of the Stockholders is a party.

         5.4 Subsidiaries. DCS has no subsidiaries, has not had any subsidiaries during the preceding five years and does not own any securities issued by any business organization or governmental authority except for United States government securities, bank certificates of deposit or other cash equivalents. DCS does not own or have any direct or indirect interest in or control over any corporation, partnership, joint venture or other entity of any kind.

         5.5 Financial Statements. For each of the past five fiscal years, DCS's fiscal year end has been December 31. Exhibit 5.5 contains the unaudited balance sheets of DCS as of December 31, 1995, 1996 and 1997, and the related unaudited statements of income, changes in stockholders' equity and cash flows of DCS for the fiscal years then ended, and the interim unaudited balance sheet of DCS as of May 31, 1998 and the related unaudited income statement of DCS for the five months then ended (all such financial statements being referred to collectively herein as the "Financial Statements"). The unaudited balance sheet of DCS as of December 31, 1997 is referred to herein as the "Base Balance Sheet." To the Knowledge of DCS or any of the Stockholders, there are no material modifications that are required to be made to any of the Financial Statements (including the notes thereto) in order that they be in accordance with generally accepted accounting principles applied consistently during the periods covered thereby. Without limiting the foregoing, to the Knowledge of DCS or any of the Stockholders, the Financial Statements are complete and correct, present fairly the financial condition of DCS at the dates of said statements and the results of its operations for the periods covered thereby and are consistent with the books and records of DCS.

         5.6 Title to Properties;  Liens;  Condition of Properties.

         (a) DCS does not own any real property. The Schedule of Leases (Exhibit 5.6(a)) contains a copy of and an accurate and complete list of all of DCS's leasehold interests in real and personal property including a brief description of each leasehold interest (including the duration and financial terms thereof) and, if applicable, all liens, mortgages or other encumbrances upon each leasehold interest. All leases to which DCS is a party are currently in full force and effect and each party thereto has performed all of its obligations under each of such leases and is not in default thereunder, and DCS is not aware of any event or condition which could result in a default under any such lease after notice or lapse of time or both, nor has DCS received notice of any alleged default under any such lease. Except as set forth on the Schedule of Leases, the consummation of the transactions contemplated by this Agreement will not result in any modification, termination, breach or default or require any consent under any such lease.

         (b) DCS does not own any machinery, equipment, furniture, fixtures or improvements (collectively, the "Fixed Assets") with an original cost per unit in excess of $500 or with a fair market value in excess of $5,000, except as set forth on the Schedule of Fixed Assets (Exhibit 5.6(b)) attached hereto. DCS has good and marketable title to all of its personal property; and none of the personal property or assets of DCS is subject to any mortgage, pledge, lien, conditional sales agreement, security interest, encumbrance or other charge except as specifically reflected in the Base Balance Sheet.

         (c) Except as set forth on Exhibit 5.6(c), all machinery and equipment owned or leased by DCS is in good repair and in working order.

         5.7      Taxes.

         (a) Returns and Payments. DCS has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. Except as set forth on Exhibit 5.7(c) hereto, all Taxes owed by DCS (whether or not shown on any Tax Return) have been paid or provided for in DCS's Financial Statements. DCS currently is not the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Exhibit 5.7(c) hereto, no claim has ever been made by an authority in a jurisdiction where DCS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no actual, pending or threatened liens, encumbrances or charges against any of the assets of DCS arising in connection with any failure (or alleged failure) to pay any Tax.

         (b) Withholding Taxes. Except as set forth on Exhibit 5.7(c) hereto, DCS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party.

         (c) Tax Liabilities. None of DCS, the Stockholders or any of DCS's officers, directors, or employees responsible for Tax matters has Knowledge of any facts that would lead them to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth on the Schedule of Tax Matters (Exhibit 5.7(c) hereto), there is no dispute or claim concerning any Tax liability of DCS either claimed or raised by any authority in writing or as to which any of DCS, the Stockholders or any of DCS's, officers, directors, or employees responsible for Tax matters has Knowledge based upon personal contact with any agent of such authority. The Schedule of Tax Matters also includes all Tax Returns filed for taxable periods ended on or after, and all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by DCS since December 31, 1992, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. DCS has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (d) Statute of Limitations. DCS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) Affiliated Group. DCS has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. DCS is not a party to any Tax allocation or sharing agreement.

          (f) Tax Attributes. The Schedule of Tax Matters sets forth, as of December 31, 1997, (i) the basis of DCS in its assets and (ii) the amount of any net operating loss, net capital loss and unused investment or other credit. DCS is not, and on the Closing Date shall not be, an S Corporation within the meaning of Code Section 1361(a).

         5.8 Absence of Undisclosed Liabilities. To the Knowledge of DCS or any of the Stockholders, as of the date of the Base Balance Sheet and the date hereof, DCS had and has no indebtedness, liabilities or obligations of any nature or kind, whether accrued, absolute, contingent or otherwise asserted or unasserted, and whether due or to become due (including, without limitation, potential liabilities relating to products or services provided by DCS or the conduct of DCS's business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities which are reflected on the Base Balance Sheet, are otherwise expressly disclosed in the Schedules to this Agreement or that have been incurred since the date of the Base Balance Sheet in the ordinary course of business.

         5.9 Accounts Receivable. A complete and accurate listing of all accounts receivable of DCS as of July 13, 1998 accurately reflecting the aging thereof is attached hereto as the Schedule of Accounts Receivable (Exhibit 5.9). DCS has no accounts receivable or loans receivable from any person, firm or corporation which is affiliated with it or from any of its directors, officers, employees or stockholders and all accounts and loans receivable from any such person, firm or corporation shall be paid in cash prior to the Closing Date.

         5.10 Inventories. Except as set forth in the Schedule of Slow Moving Raw Materials Inventory (Exhibit 5.10(a)) or the Schedule of Slow Moving Finished Goods Inventory, (Exhibit 5.10(b)) the inventories (including finished goods, work-in-progress and raw materials) of DCS reflected on the Base Balance Sheet or existing on the date hereof are of a quality and quantity saleable in the ordinary course of the business of DCS. Complete and accurate listings of all such inventories of DCS and the pricing thereof are attached hereto as the Schedule of Raw Materials Inventories (Exhibit 5.10(c)) and the Schedule of Finished Goods Inventories (Exhibit 5.10(d)). The values of the inventories stated in the Base Balance Sheet reflect DCS's normal inventory valuation policies and were determined in accordance with generally accepted accounting principles, practices and methods consistently applied. Purchase commitments for raw materials and parts are not, individually or in the aggregate, in excess of normal requirements. The Schedule of Slow Moving Raw Materials Inventory lists, as of the date hereof, all raw materials inventory items that have not been used in production within 90 days of their receipt and for which DCS has neither a purchase order from a customer, ongoing active usage in a direct customer account, nor is retaining the item in inventory to satisfy an ongoing maintenance contract with a customer, and is complete and accurate. The Schedule of Slow Moving Finished Goods Inventory lists, as of the date hereof, all finished goods inventory items which (i) have not been included in a bona fide sale to a customer within the last six months or (ii) have been produced for a customer which has terminated its relationship with DCS or otherwise indicated to DCS its intention not to accept and pay for such items, and is complete and accurate.

         5.11 Absence of Certain Changes. Except as provided in the Schedule of Changes (Exhibit 5.11 hereto), since the date of the Base Balance Sheet, there has not been:

         (a) any operation of DCS out of the ordinary course of business or any change in the financial condition, properties, assets, liabilities, business, prospects or operations of DCS which change, by itself or in conjunction with all other such changes, has been or is likely to be materially adverse with respect to DCS;

         (b) any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any part of DCS's properties or assets (including any patents, trademarks and copyrights) other than purchases for and sales from inventory in the ordinary course of business;

         (c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting DCS's properties, assets or business in excess of $5,000 per single occurrence;

         (d) any change with respect to DCS's officers, management or supervisory personnel;

         (e) any payment or discharge of a lien or liability of DCS which has been paid or incurred other than in the ordinary course of business;

         (f) any obligation or liability incurred by DCS to any bank, to any officer, director, employee or stockholder of DCS, or, other than in the ordinary course of business, to any other individual; or any loans or advances made by DCS to any officer, director, employee or stockholder of DCS, except for normal compensation and expense allowances payable to such persons;

         (g) any capital expenditure by DCS in excess of $10,000 for any one item;

         (h) any contracts entered into by DCS which obligate DCS for more than $10,000 with respect to any one contract or more than $25,000 with respect to the aggregate of all such contracts;

         (i) any change in the accounting methods or practices followed by DCS or any change in depreciation or amortization policies or rates theretofore adopted;

         (j) any material change in the manner in which inventory of DCS is marketed or any increase in inventory levels in excess of historical levels for comparable periods;

         (k) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which DCS is a party or by which it is bound;

         (l) any issuance of any evidence of indebtedness or creation, incurring, assumption or guaranteeing of any indebtedness for borrowed money or capital lease obligations involving in excess of $10,000 singly or $25,000 in the aggregate;

         (m) subject to the last sentence of the first paragraph of Section 4.2(b) above, any delay or postponement of payment of any accounts payable or other liabilities outside the ordinary course of business;

         (n) any declaration, setting aside or payment of any dividend or distribution with respect to its capital stock, or redemption, purchase or other acquisition of its capital stock;

         (o) any change in the employment terms or employment-related benefits for any independent sales representative or employee outside the ordinary course of business; or

         (p) any agreement or understanding, whether in writing or otherwise, for DCS to take any of the actions specified in paragraphs (a) through (o) above.

         5.12 Banking Relations. All of the arrangements which DCS has with any banking institutions are described in the Schedule of Arrangements with Banking Institutions (Exhibit 5.12) attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained and the person or persons authorized to act on behalf of DCS in respect thereof.

         5.13 Intellectual Property.

         (a) All domestic and foreign patents, patent applications, copyrighted works, copyright applications and registrations, trade names, trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications which are used by, owned by or licensed to DCS (collectively, the "Intellectual Property") are listed in the Schedule of Intellectual Property (Exhibit 5.13) attached hereto, which Schedule indicates, with respect to each, the nature of DCS's interest therein and the expiration date thereof or the date on which DCS's interest therein terminates. Except as set forth on the Schedule of Intellectual Property, all registered copyrights, patents, trademarks and service marks which are owned by or licensed to DCS have been duly registered in, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country.

         (b) The Intellectual Property is the only intellectual property used in or otherwise necessary to operate the business and operations of DCS as currently conducted or proposed to be conducted.

         (c) Except as set forth on the Schedule of Intellectual Property, to the Knowledge of DCS or any of the Stockholders, (i) use of the Intellectual Property and any other intellectual property used by DCS does not require the consent of any other person and the same is freely transferable (except as otherwise provided by law or pursuant to the applicable license or use agreement); (ii) the Intellectual Property is owned exclusively by DCS, free and clear of any attachments, liens, encumbrances or adverse claims; and (iii) neither DCS's present or contemplated activities, products or services infringe, misappropriate, dilute, impair or constitute unfair competition with respect to any patent, tradename, trademark, copyright or other proprietary rights of others.

         (d) Except as set forth on the Schedule of Intellectual Property, no other person has an interest in or right or license to use, or the right to license others under, the Intellectual Property. There are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, are pending or, to the Knowledge of DCS or any of the Stockholders, are threatened which challenge the rights of DCS in respect thereof and DCS, and the Stockholders have no Knowledge of any facts which could be the basis of any such claims. To the Knowledge of DCS or any of the Stockholders, there is no infringement of any of the Intellectual Property by others nor is any of the Intellectual Property subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. No claim or demand has been made and no proceeding has been filed or, to the Knowledge of DCS or any of the Stockholders, is threatened to be filed charging DCS with infringement of any patent, trade name, trademark, service mark or copyright and DCS and the Stockholders do not know of any facts which could be the basis of any such claims. To the Knowledge of

                  DCS or any of the Stockholders, there are no royalties, honoraria, fees or other payments payable by or on behalf of DCS to any person with respect to any of the Intellectual Property.

         5.14 Trade Secrets and Customer Lists. DCS owns or has the right to use, free and clear of any claims or rights of others, all trade secrets, inventions, developments, customer lists, manufacturing and secret processes, hardware designs, programming processes, software and other information and know-how (if any) required for or used in the manufacture or marketing of all products formerly or presently sold, manufactured, licensed, under development or produced by DCS, including products licensed from others. There are no payments which are required to be made by or on behalf of DCS for the use of such trade secrets, inventions, developments, customer lists, copyrighted materials, manufacturing and secret processes and know-how. To the Knowledge of DCS or any of the Stockholders, DCS is not using or in any way making any unlawful or wrongful use of any confidential information, copyrighted materials, know-how or trade secrets of any third party, including, without limitation, any former employer of any present or past employee of DCS or of any of DCS's predecessors. Except as set forth on Exhibit 5.14, none of the Stockholders is a party to any non-competition or confidentiality agreement with any party other than DCS or Datalink.

         5.15 Contracts. Except for contracts, commitments, plans, agreements and licenses attached to and described in the Schedule of Contracts and Commitments (Exhibit 5.15) attached hereto, DCS is not a party to or subject to:

         (a) any plan or contract providing for compensation or benefits of any type in connection with services rendered to DCS by its employees or independent contractors having an aggregate value with respect to any one individual in excess of $25,000 (other than those providing for employment at will), or involving any interest in the capital stock of DCS;

         (b) any contract or agreement for the purchase of any commodity, material or Fixed Asset, other than purchase orders entered into in the ordinary course of business;

         (c) any contract or agreement for the sale of any product, material, Fixed Assets or service, other than contracts with customers entered into in the ordinary course of business;

         (d) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

         (e) any contract or agreement which by its terms does not terminate or is not terminable without penalty by DCS and any successor or assignee of DCS on 30 days' notice, other than purchase orders and sales orders entered into in the ordinary course of business for goods to be delivered within 90 days;

         (f) any contract containing covenants limiting in any material respect DCS's freedom to compete in any line of business or with any Person;

         (g)      any license agreement (as licensor or licensee);

         (h) any contract or agreement with any present or former officer, director or stockholder of DCS or with any persons or organizations controlled by or affiliated with any of them;

         (i) any contract, agreement or arrangement providing for a guarantee or indemnification by DCS;

         (j)      any agreement concerning a partnership or joint venture; or

         (k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial conditions or prospects of DCS.

         Copies of all contracts, commitments, plans, agreements or licenses attached to and described in the Schedule of Contracts and Commitments are true, correct and complete, and have been subject to no amendment, extension or other modification as of the date hereof. Each contract, commitment, plan agreement and license described in the Schedule of Contracts and Commitments or the Schedule of Customers, Distributors and Independent Sales Representatives (Exhibit 5.28) is binding and enforceable in accordance with its terms and is in full force or effect without any default thereunder by DCS or, to the Knowledge of DCS or any Stockholder, by any other party thereto (a "default" being defined for purposes hereof as an actual default or any set of facts which would, upon receipt of notice or passage of time, or both, constitute a default). Except as set forth in the Schedules to this Agreement, the execution, delivery and performance of this Agreement, and the agreements, documents and instruments contemplated hereby, by DCS and the Stockholders and the change in control of DCS effected hereby does not and will not affect the validity or enforceability of, or in any way modify DCS's rights or obligations under any contract, lease, commitment, plan, agreement or license to which DCS is a party or under which it is entitled to benefits.

         5.16 Litigation. Except as set forth on the Schedule of Litigation (Exhibit 5.16 hereto), there are no suits, actions or administrative, arbitration or other proceedings or governmental investigations pending or threatened against or relating to DCS or DCS's properties or business. Except as set forth on the Schedule of Litigation, DCS is not otherwise engaged as a party in any suit, action or administrative, arbitration or other proceeding. DCS has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any property owned, operated, leased or used by DCS. DCS has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any property owned, operated, leased or used by DCS or any facilities or operations thereon. DCS has not been named by the U.S. Environmental Protection Agency or a state environmental agency as a potentially responsible party (or similar designation under applicable state law) in connection with any site at which hazardous substances, hazardous materials, toxic substances, oil or petroleum products have been released or are threatened to be released. Except as set forth on the Schedule of Litigation, there are no existing or, to the Knowledge of DCS or any of the Stockholders, threatened product liability, warranty or other similar claims, or any facts upon which a claim of such nature could be based, against DCS for services or products which are defective or fail to meet any service or product warranties. Neither DCS nor any Stockholder is aware of any facts providing a basis for any matter addressed in this Section 5.16 or has any Knowledge that any such matters will be forthcoming.

         5.17 Compliance with Laws. DCS is not in material violation of any laws, rules or regulations which apply to the conduct of its business or any facilities or property owned, leased, operated or used by DCS, which violation has had or may be expected to have a material adverse effect on DCS's business, financial condition or results of operations. There has never been any citation, fine or penalty imposed, asserted or threatened against DCS under any foreign, federal, state, local or other law or regulation relating to employment, immigration, occupational safety, zoning or environmental matters and neither DCS nor the Stockholders is aware of any circumstances, occurrences or conditions likely to result in the imposition or assertion of such a citation, fine or penalty, nor has DCS or any Stockholder received any notice to the effect that DCS is in violation of any such laws or regulations.

         5.18 Insurance. The physical properties and assets of DCS are insured to the extent disclosed in the Schedule of Insurance (Exhibit 5.18) attached hereto and all other insurance policies and arrangements of DCS are disclosed in said Schedule, including present product liability insurance policies and product liability insurance policies held by DCS over the past five years. All such present policies of insurance are in full force and effect, all premiums with respect thereto are currently paid and DCS is in compliance with the terms thereof. To the Knowledge of DCS or any of the Stockholders, such insurance policies are sufficient for compliance by DCS with all requirements of law and all agreements and leases to which DCS is a party and provide insurance coverage for the properties, assets, operations and employees of DCS generally comparable in type and amount to that which is customarily carried by other corporations engaged in similar businesses and of approximately the same size and similarly situated as DCS. The workers' compensation insurance of DCS complies with applicable statutory requirements as to the amount of such coverage. Neither this Agreement nor the consummation of the transactions contemplated hereby will cause any such insurance policy not to be in full force and effect.

         5.19 Product Warranty. To the Knowledge of DCS or any of the Stockholders, each product manufactured, sold, leased or delivered by DCS has been in conformity with all applicable contractual commitments and all express and implied warranties. To the Knowledge of DCS or any of the Stockholders, DCS has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand which may give rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Base Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DCS, and provided that liabilities arising from a recall required by a vendor and not arising from any action or inaction on the part of DCS are not included within this Section 5.19. To the Knowledge of DCS or any of the Stockholders, no product manufactured, sold, leased or delivered by DCS is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease, all of which are included in the Schedule of Warranties (Exhibit 5.19) in addition to copies of the standard terms and conditions of sale or lease for DCS containing applicable guaranty, warranty, and indemnity provisions.

         5.20 Product Liability. To the Knowledge of DCS or any of the Stockholders, DCS has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by DCS.

         5.21 Powers of Attorney. Except as set forth on the Schedule of Powers of Attorney (Exhibit 5.21 hereto), neither DCS nor any Stockholder has entered into any outstanding power of attorney relating to DCS or its business or assets.

         5.22 Finders' Fees. Neither DCS nor any of the Stockholders has incurred or will incur or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, except as described on the Schedule of Finders' Fees (Exhibit 5.22 hereto).

         5.23 Authorizations. DCS has obtained and is in material compliance with all federal, foreign, state, provincial, municipal, local or other governmental consents, certifications, licenses, permits, registrations, grants and other authorizations (collectively the "Authorizations" and individually an "Authorization") which are necessary to permit it to conduct its business as presently conducted and for which the failure to comply with has had or may be expected to have a material adverse effect on DCS's business, financial condition or results of operations. No proceeding is pending or, to the Knowledge of DCS or any of the Stockholders, is threatened in which any Person or governmental authority is seeking to revoke or deny the renewal of any Authorization. All Authorizations are listed in the Schedule of Authorizations (Exhibit 5.23). Each Authorization is in full force and effect without any default thereunder by DCS (a "default" being defined for purposes hereof as an actual default or any set of facts which would, upon receipt of notice or passage of time, or both, constitute a default), will remain in full force and effect after giving effect to the transactions contemplated by this Agreement and DCS has not received notice of any claim or charge that DCS has breached any Authorization.

         5.24 Transactions with Interested Persons. Neither the Stockholders nor any officer, supervisory employee or director of DCS nor any of their respective spouses or children, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any customer, competitor or supplier of DCS, or any organization which has a material contract or arrangement with DCS.

         5.25     Employee Benefit Plans.

         (a) All employee benefit plans, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Code, which now are or ever have been maintained by DCS (or any subsidiary of DCS) or to which DCS (or any subsidiary of DCS) now has or has ever had an obligation to contribute (the "Employee Benefit Plans") are described in the Schedule of Employee Benefit Plans (Exhibit 5.25) attached hereto. No event has occurred nor has there been any omission which would result in violation of any laws, rulings or regulations applicable to any Employee Benefit Plan. There are no claims pending or, to the Knowledge of DCS or any of the Stockholders, threatened with respect to any Employee Benefit Plan, other than claims for benefits by employees, beneficiaries or dependents arising in the normal course of the operation of any such plan.

         (b) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code is identified as a "Qualified Plan" on the Schedule of Employee Benefit Plans and has in fact been so qualified from the effective date of its establishment and continues to be so qualified (unless such plan has been terminated, in which case such plan continued to be so qualified until its date of termination). Except as set forth on the Schedule of Employee Benefit Plans, no event or omission has occurred which would cause any such plan to lose its qualification under Section 401(a) or 401(k) of the Code, or which would cause DCS to incur liability for any excise tax under the Code with respect to the maintenance, operation or any other aspect of any such Qualified Plan.

         (c) Neither DCS nor any member of any group of trades or businesses under common control with DCS, within the meaning of Section 4001(b)(1) of ERISA, (i) has ever had an obligation to contribute to a multiemployer plan, within the meaning of
                  Section 3(37) of ERISA, (ii) has incurred any liability under Title IV of ERISA, which will not be paid in full prior to the Closing Date or (iii) has ever made contributions to or has had an obligation to contribute to an association established under Section 501(c)(9) of the Code. With respect to each Employee Benefit Plan (as that term is defined in Section 3(3) of ERISA) maintained by DCS or maintained by any member of any "controlled group" (as defined in Section 412(n) of the Code) of which DCS is or has been a member (a "Controlled Group") and to which DCS or any member of any Controlled Group has had an obligation to contribute, there are no "accumulated funding deficiencies" within the meaning of Section 302 of ERISA or
                  Section 412 of the Code, or contributions or premiums required to be made which have not been either paid or accrued as a liability by DCS. All payments and contributions required to be made under any and all collective bargaining agreements, or any other agreements, to which DCS or any member of any Controlled Group is a party or is otherwise subject, have been made on a timely basis.

         (d) With respect to each "group health plan" (as defined in Section 607(1) of ERISA) that has been maintained by DCS or any member of any Controlled Group, all notices required pursuant to Section 606 of ERISA have been provided on a timely basis and each such plan has otherwise complied in all material respects with the requirements of Sections 606 through 608 of ERISA. Except as required by Section 601 of ERISA, neither DCS nor any member of any Controlled Group has made any commitment or is otherwise obligated to provide any non-pension benefits to any employee, former employee or spouse or dependent of any such employee or former employee.

         (e) With respect to each Employee Benefit Plan (as that term is defined in Section 3(3) of ERISA) maintained by DCS (or any subsidiary of DCS) within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Benefit Plan) are attached as part of the Schedule of Employee Benefit Plans:
                  (i) all documents embodying or governing such Employee Benefit Plan, as they may have been amended to the date hereof; (ii) the most recent IRS determination letter with respect to such Employee Benefit Plan and any applications for determination subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Employee Benefit Plan;
                  (v) the summary plan description for such Employee Benefit Plan and all modifications thereto; and (vi) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Benefit Plan.

         5.26 Hazardous Materials; Environmental Compliance; Disclosure of Environmental Information. DCS has never generated, used, stored or handled any Hazardous Materials nor has it treated, stored, disposed of, spilled or released any Hazardous Materials at any site presently or formerly owned, leased, operated or used by DCS or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facilities. To the Knowledge of DCS or any of the Stockholders, no other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site presently or formerly owned, leased, operated or used by DCS, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site. To the Knowledge of DCS or any of the Stockholders, DCS does not presently own or lease, nor has it previously owned or leased, any site on which underground storage tanks are or were located. No lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by DCS in connection with the presence of any Hazardous Materials.

           To the Knowledge of DCS or any of the Stockholders, DCS has no liability under nor has it ever violated any Environmental Law with respect to any property owned, operated, leased, or used by DCS and any facilities and operations thereon. In addition, DCS, any property owned, operated, leased, or used by DCS, and any facilities and operations thereon are presently in material compliance with all applicable Environmental Laws. DCS has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or any enforcement of any Environmental Law; and DCS and the Stockholders have no Knowledge that any of the above will be forthcoming.

           The Schedule of Environmental Matters (Exhibit 5.26 hereto) contains copies of all documents, records, and information available to DCS concerning any environmental or health and safety matter relevant to DCS, whether generated by DCS or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents or other authorizations issued by any environmental agency.

         5.27 Backlog. As of July 10, 1998, DCS has a backlog of firm orders for the sale of products or services, for which revenues have not been recognized by DCS, as set forth in the Schedule of Backlog of Firm Orders (Exhibit 5.27) attached hereto.

         5.28 Customers, Distributors and Independent Sales Representatives. The Schedule of Customers, Distributors and Independent Sales Representatives (Exhibit 5.28) sets forth the names of all customers to which, and independent sales representatives and distributors through which, DCS has sold or distributed in excess of $50,000 of its products or services during any of the last three fiscal years of DCS. Such schedule also indicates all customers, distributors and independent sales representatives with which DCS has entered into a contract or agreement. Except as set forth on the Schedule of Customers, Distributors and Independent Sales Representatives, during the last three fiscal years and through the date hereof, no such customer or distributor has canceled or otherwise terminated its relationship with DCS or decreased materially its usage or purchase of the products or services of DCS. To the Knowledge of DCS or any of the Stockholders, no such customer or distributor has any plan or intention to terminate, cancel or otherwise modify its relationship with DCS in a manner which would be materially adverse to DCS.

         5.29 Labor Relations; Employees. DCS employs 34 employees as of the date hereof and generally enjoys a good employer-employee relationship. Each employee of DCS who is compensated in the aggregate in excess of $25,000 annually and his or her current rate of compensation is listed, together with a copy of any employment agreement, in the Schedule of Employee Compensation (Exhibit 5.29) attached hereto. DCS is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of DCS's employees, neither DCS nor Datalink will by reason of anything done prior to the Closing be liable to any of such employees for "severance pay" or any other payments. To the Knowledge of DCS or any of the Stockholders, DCS is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment and wages and hours. Except as set forth on Exhibit 5.29, to the Knowledge of DCS or any of the Stockholders, there are no charges of employment or age discrimination, sexual harassment or unfair labor practices, claims by employees against DCS the asserted value of which exceeds $5,000 individually or $15,000 in the aggregate or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or threatened against or involving DCS. No question concerning representation exists respecting the employees of DCS. No grievance which might have a material adverse effect on DCS or the conduct of its business or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by DCS.

         5.30 Other Agreements. Except as set forth in the Schedule of Other Agreements (Exhibit 5.30) attached hereto, there are no material agreements or arrangements not contained herein, or disclosed in any Schedule hereto, to which any Stockholder, or any individual serving as director or officer of DCS, is a party relating to the business of DCS or to such Stockholder's, director's or officer's rights and obligations as a stockholder, director or officer of DCS.

         5.31 Copies of Documents. Except as described in the Schedules and Exhibits to this Agreement, DCS has included in the Schedules and Exhibits attached hereto true and correct copies of (a) all documents referred to in this
Section 5 including, without limitation, those referred to in the Schedules delivered to Datalink pursuant to this Agreement, and (b) all other corporate books and records including, without limitation, all stock record books, all minutes of stockholders' and directors' meeting and all consents in lieu of such meetings, which accurately record all action taken by its stockholders and Board of Directors and committees thereof from the date of organization of DCS through the date hereof. However, if DCS has previously provided a copy of any documents to Datalink, DCS's obligations hereunder will be satisfied by describing the document on any Schedule or Exhibit hereto and indicating its prior delivery to Datalink.

         The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by DCS to Datalink pursuant to this Agreement, when taken together, do not and shall not contain any untrue statement of a material fact, and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances in which they were made.

         5.32 Disclosure of Material Information and Potentially Adverse Developments. DCS and the Stockholders have reported to Datalink any and all material information of which DCS or any of the Stockholders has Knowledge as to potentially materially adverse factors in the business of DCS, other than factors affecting the industry generally.

         5.33 DCS Common Stock. Each Stockholder owns of record and beneficially the number of shares of DCS Common Stock set forth opposite his or her name in
Exhibit 5.3 hereto, free and clear of any and all restrictions on transfer (other than any restrictions under the Act and state securities laws which do not prohibit the transfer of DCS Common Stock to Datalink as contemplated herein), pledges, claims, restrictions, charges, liens, security interests, encumbrances or other interests of third parties of any nature whatsoever. No Stockholder is a party to any contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any capital stock of DCS (other than this Agreement). No Stockholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of DCS.

         5.34 Authority. Each Stockholder has full right, authority, power and capacity: (i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him or her pursuant to this Agreement; (ii) to carry out the transactions contemplated hereby and thereby; and (iii) to transfer, sell and deliver the DCS Common Stock to Datalink (or its designee) in the Merger pursuant to this Agreement. This Agreement and each agreement, document and instrument executed and delivered by each Stockholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Stockholder, each enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors' rights or by the application by a court of equity principles. Except as expressly disclosed in the Schedules to this Agreement, the execution, delivery and performance of this Agreement and each such agreement, document and instrument by each Stockholder: (i) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to such Stockholder or require such Stockholder to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the property or assets of DCS.

         5.35 Certain Securities Law Matters. Each Stockholder is an "accredited investor" within the meaning of Rule 501(a) under the Act and has such knowledge and experience in financial business matters that he or she is capable of evaluating the merits and risks of an investment in Datalink Common Stock to be received pursuant to this Agreement and the Merger. Each Stockholder acknowledges being furnished by Datalink with a copy of Datalink's Registration

Statement and being offered the opportunity to ask questions of, and receive answers from, Datalink's officers with respect to Datalink's business and financial affairs. Each Stockholder hereby acknowledges and agrees that the Datalink Common Stock to be acquired pursuant to this Agreement is being acquired for his or her own account and not for any other person, or with a view to distribution or sale thereof, and that such securities have not been registered under the Act or applicable state securities or "Blue Sky" laws, and therefore cannot be resold unless so registered or exempted therefrom. The Stockholders understand that certificates representing the Datalink Common Stock will bear the following legend reflecting the foregoing restrictions on transfer:

         "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or under any applicable state securities laws (the "Laws"). The shares may not be sold, transferred, assigned, pledged or otherwise disposed of at any time unless they are registered under such Act and laws or unless in the opinion of legal counsel for the Company such disposition will not result in a violation of such Act or any such Laws."

         Each Stockholder agrees to deliver to Datalink at the Closing an undertaking in the form of Exhibit 5.35 hereto (the "Lock-Up Agreement") addressed to the managing underwriters of Datalink's proposed IPO. In the event that Datalink withdraws the Registration Statement for the IPO after the Closing, but thereafter determines at any time in the future to proceed with an IPO, the Stockholders further agree to furnish to the managing underwriter or underwriters of the revived IPO, upon their request, a similar undertaking to the Lock-Up Agreement containing the same restrictions on the resale of Datalink Common Stock by the Stockholders as are requested by such underwriters of Datalink's officers, directors and principal stockholders.

         No Stockholder (i) is or controls a member of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) is a registered representative with a NASD member firm or (iii) is the parent, brother or sister, brother-in-law or sister-in-law, son or daughter or son-in-law or daughter-in-law of an NASD member or of a registered representative of a NASD member firm.

         5.36 Director, Stockholder and Officer Claims. Except as described on DCS's balance sheet as of May 31, 1998, no Stockholder, director or officer of DCS has any claim of any kind arising out of or with respect to his or her relationship to DCS, except claims for compensation and benefits accrued at DCS's normal and customary rates in the ordinary course of business since the date of such balance sheet, but unpaid as of the date hereof.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF DATALINK AND SUBSIDIARY

         Datalink and the Subsidiary jointly and severally hereby make to each of the Stockholders each of the representations and warranties set forth in this
Section 6 as follows:

         6.1 Organization and Good Standing. Datalink and the Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power to conduct their business as now being conducted.

         6.2 Authority. Datalink and the Subsidiary have full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by them pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by them has been duly and validly authorized and approved by all necessary action on the part of each of them and no other action on the part of each of them is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by each of them pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of them, each enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors' rights or by the application by a court of equity principles. The execution, delivery and performance by Datalink and Subsidiary of this Agreement and each such agreement, document and instrument:

         (a) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Datalink;

         (b) does not or will not violate any term or provision of the Articles of Incorporation or Bylaws of Datalink and Subsidiary; or

         (c) except as set forth on the Schedule of Datalink Exceptions (Exhibit 6.2(c) hereto), does not and will not result in a breach of, constitute or result in a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Datalink or the Subsidiary is a party or by which the property of Datalink or the Subsidiary is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Datalink's or the Subsidiary's assets.

         No consent or waiver by, approval of, or designation, declaration or filing with, any Person or authority (governmental or otherwise) is required in connection with the execution, delivery and performance by Datalink or the Subsidiary of this Agreement and each agreement, document and instrument to be executed and delivered by Datalink or the Subsidiary pursuant to this Agreement.

         6.3 Datalink Registration Statement. The Registration Statement, including a preliminary prospectus, in the form filed with the SEC was prepared by Datalink in material conformity with the requirements of the Act and the applicable rules and regulations of the SEC under the Act. Except as disclosed on Exhibit 6.3, the Registration Statement as of its date and as of the date hereof did not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Datalink makes no representation as to information contained in or omitted from the Registration Statement in reliance upon, and in conformity with, written information relating to any underwriter furnished to Datalink by or on behalf of such underwriter specifically for use in the preparation of the Registration Statement.

         6.4 Absence of Undisclosed Liabilities. To the Knowledge of Datalink, as of the date of the most recent balance sheet contained in the Registration Statement and as of the date hereof, Datalink had and has no indebtedness, liabilities or obligations of any nature or kind, whether accrued, absolute, contingent or otherwise asserted or unasserted, and whether due or to become due (including, without limitation, potential liabilities relating to products or services provided by Datalink or the conduct of Datalink's business prior to the date of the most recent balance sheet contained in the Registration Statement regardless of whether claims in respect thereof had been asserted as of such date), except liabilities which are reflected on the most recent balance sheet contained in the Registration Statement or that have been incurred since the date thereof in the ordinary course of business.

         6.5 Reservation of Datalink Common Stock. Datalink has reserved and will continue to reserve a sufficient number of shares of Datalink Common Stock from Datalink's authorized, but unissued shares for the purposes of this Agreement, including but not limited to additional shares which may be required to be issued pursuant to Section 3.3 above.

         6.6 Availability of Rule 144 Under the Act. Commencing upon the effective date of any registration statement filed with the SEC for an IPO of Datalink Common Stock, and continuing for the longer of (i) 90 days after such effective date or (ii) the longer of (a) two years following the Closing Date of the Merger or (b) 90 days following the date that the last of the Stockholders ceases to be an "affiliate" of Datalink within the meaning of the Act, Datalink will use its best efforts to make available the current public information required by Rule 144(c) under the Act.

         6.7 Release of Stockholder Guarantees. Promptly after the Closing, Datalink will use its best efforts to cause the obligees under the the DCS obligations described on the attached Exhibit 7.2(f)(ii) to release the Stockholders from their personal guarantees thereof.

         6.8 Datalink Common Stock. The Datalink Common Stock being issued to the Stockholders hereunder will be (i) duly authorized, validly issued and outstanding, (ii) fully paid, non-assessable and free of preemptive rights and
(iii) except as otherwise provided by this

Agreement, free and clear of any and all pledges, claims, restrictions, charges, liens, security interests, encumbrances or other interests of third parties of any nature whatsoever.

         6.9 Completeness. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Datalink to DCS and its Stockholders pursuant to this Agreement, when taken together, do not and shall not contain any untrue statement of a material fact, and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances in which they were made.

SECTION 7. INDEMNIFICATION

         7.1 Materiality; Survival. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the parties and shall survive the Closing hereof.

         7.2      Indemnification.

         (a) The Stockholders jointly and severally agree to defend, indemnify and hold Datalink and the Subsidiary and their respective subsidiaries and affiliates and the persons serving as officers, directors, partners, employees or agents thereof harmless from and against any damages, liabilities, losses, fines, penalties, clean-up costs, study costs and expenses (including, without limitation, reasonable counsel fees and expenses as the same are incurred; together referred to as "Losses") of any kind or nature whatsoever which may be sustained or suffered by any of them arising out of, based upon or in connection with any of the following matters:

                  (i) a breach of any representation, warranty, agreement, covenant or obligation made by DCS or any of the Stockholders in this Agreement or in any Exhibit, Schedule, certificate or financial statement delivered hereunder or in connection herewith or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

                  (ii) Fraud in connection with the making by DCS or any Stockholder of any representation, warranty, covenant or obligation or an intentional misrepresentation by DCS or any Stockholder of any representation, warranty, covenant or obligation; or

                  (iii) any matters described on Exhibit 5(b), the Schedule of Indemnifiable Exceptions.

         (b) Datalink shall give prompt written notice to the Stockholders and, if the Escrow Agreement is still in effect, the Escrow Agent, of any claim, liability or expense to which the indemnification obligations hereunder would apply. Such notice shall state the information then available regarding the amount of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the claim, liability or expense is asserted. The failure to promptly notify the Stockholders and the Escrow Agent (if applicable) as provided above shall not relieve the Stockholders of any liability hereunder except to the extent that the rights of the Stockholders have been materially and adversely prejudiced as a result of the failure to give, or the delay in giving, such notice.

         (c) If such indemnification claim, liability or expense is the subject of litigation, the Stockholders shall have the right to participate at their own expense in the defense of any such litigation, or if in the opinion of Datalink, the financial condition or business of DCS would not be impaired thereby, Datalink may authorize the Stockholders, if they so desire, to take over the defense of such litigation so long as such defense is expeditious and is undertaken by counsel reasonably acceptable to Datalink.

         (d) Upon resolution of the indemnification claim, whether by final judicial decision after all periods for appeal have lapsed, settlement, arbitration decision or otherwise, Datalink shall give the Stockholders written notice of the Losses incurred by Datalink with respect to the claim (the "Datalink Final Notice"). Thereafter, the Stockholders shall have 30 days to give Datalink written notice that the Stockholders intend to dispute the amount of Datalink's claimed Losses. Within 30 days after receipt of the Stockholders' written notice, Datalink shall attempt to settle the dispute with the Stockholders. If the Shareholders and Datalink do not reach settlement of Datalink's claim within such 30 days, the dispute may at any time thereafter be submitted by the Stockholders or Datalink to arbitration in Atlanta, Georgia, before three arbitrators, one of which is selected by the Stockholders as a group, one of which is selected by Datalink and the third of which is selected by the first two arbitrators. The arbitration shall be conducted by the American Arbitration Association in accordance with the rules and procedures of the American Arbitration Association then in effect. The Stockholders and Datalink agree that the arbitrators' award (which shall be agreed to unanimously by the arbitrators) shall be final and binding upon them with respect to the dispute and may be entered in any court having jurisdiction thereof. All costs of the arbitration (including the reasonable legal expenses of all parties thereto) shall be borne by the Stockholders and/or Datalink in the amounts determined by the arbitrators, which shall base such determination upon the relative merits of the respective positions of the Stockholders and Datalink in the dispute. The judgment upon the award may be entered in any court having jurisdiction thereof. There shall be added to the amount of any arbitration award interest at the rate of 10% per annum on the amount required to be paid pursuant to such award. This interest will be computed from the date payment would have been paid if not disputed by the Stockholders to the date paid and the arbitrators shall include provisions therefor in any award rendered. Following the resolution of such dispute by the arbitrators, Datalink shall submit a copy of the arbitrators' award or decision to the Escrow Agent, which shall be entitled to rely upon such copy.

                           Any claims as determined above in favor of Datalink
                  first shall be resolved by cancellation of Datalink Common Stock held in the 40,000 share escrow referred to in Section 3.9, which shares shall continue to be held by the Escrow Agent despite the scheduled two year term thereof until resolution of the dispute. If Datalink's claim cannot be resolved with the number of shares of Datalink Common Stock remaining in escrow, then the Stockholders shall deliver to Datalink, within ten (10) business days after written demand, additional shares of Datalink Common Stock for cancellation. In determining the number of shares of Datalink Common Stock to be canceled from escrow or otherwise under this subsection
                  (d), such shares shall be valued as follows. If the Datalink Final Notice is given prior to the date that Datalink initially closes on an IPO and is not disputed by the Stockholders, or if an arbitrators' award on Datalink's claim is granted prior to the date that Datalink initially closes on an IPO, then the shares to be canceled shall be valued at the Valuation Price per share on the Closing Date of the Merger determined pursuant to Section 3.2 as adjusted pursuant to
                  Section 3.3 for any events requiring an adjustment thereunder occurring on or prior to the date of the Datalink Final Notice (if not disputed by the Stockholders) or arbitrators' award (if disputed by the Stockholders), as the case may be. If the Datalink Final Notice is given on or after the date that Datalink initially closes on an IPO and is not disputed by the Stockholders, or if an arbitrators' award on Datalink's claim is granted on or after the date that Datalink initially closes on an IPO, then the shares to be canceled shall be valued at the average of the high closing bid prices per share for the Datalink Common Stock as reported by the Nasdaq National Market system (or such other exchange on which the Datalink Common Stock may be listed) for the ten (10) trading days (or if the Datalink Common Stock has not yet traded for 10 days, the full number of trading days) ending on the trading day immediately prior to the date of the Datalink Final Notice (if not disputed by the Stockholders) or arbitrators' award (if disputed by the Stockholders), as the case may be.

                           If all shares of Datalink Common Stock owned by the
                  Stockholders have been returned for cancellation, any additional resolution of Datalink's claim shall be effected by the Stockholders tendering cash to Datalink within ten (10) business days after written demand.

                           Despite the above provisions of this subsection (d),
                  the Stockholders may resolve any claim by paying cash to Datalink. In such case, the shares of Datalink

                  Common Stock that otherwise would have been released from escrow to Datalink for cancellation shall instead be released to the Stockholders, and Datalink shall join with the Stockholders in so instructing the Escrow Agent.

         (e) Notwithstanding anything else in this Section 7 to the contrary, no claim by Datalink under Sections 7.2(a)(i) or 7.2(a)(iii) may be enforced against the Stockholders (i) unless Datalink gives the Stockholders written notice of such claim under Section 7.2(b) above within two (2) years from the Closing Date, (ii) if it is part of the first $10,000 (in the aggregate) of claims asserted from time to time against the Stockholders under Section 7.2(a)(i), (iii) to the extent that the claim relates to the first $100,000 (in the aggregate) or 50% of the third $100,000 (in the aggregate) of DCS Unpaid Sales and Use Tax Assessments or (iv) to the extent that the claim, when aggregated with all other claims previously enforced against the Stockholders, exceeds $2,000,000.

                  Further notwithstanding anything else in this Section 7 to the contrary, no claim by Datalink under Section 7.2(a)(ii) may be enforced against the Stockholders unless (i) Datalink gives the Stockholders written notice of such claim under Section 7.2(b) above within four (4) years from the Closing Date and
                  (ii) to the extent that the dollar amount of such claim, when aggregated with all claims previously enforced against the Stockholders under Sections 7.2(a)(i), 7.2(a)(ii) and 7.2(a)(iii), exceeds $4,000,000. If Datalink makes a claim under Section 7.2(a)(ii) and the arbitrators determine that there has been no showing of Fraud, then Datalink shall pay the expenses of any such arbitration and shall further pay the Stockholders $100,000 in the aggregate as liquidated damages for the wrongful bringing of such claim.

         (f) Datalink and the Subsidiary jointly and severally agree to defend, indemnify and hold the Stockholders harmless (in the same manner as described with respect to the Stockholders in subsections (b) through (e) above) from and against any Losses of any kind or nature whatsoever which may be sustained or suffered by any of them arising out of, based upon or in connection with any of the following matters:

                  (i) a breach of any representation, warranty, agreement, covenant or obligation made by Datalink in this Agreement or in any Exhibit, Schedule, certificate or financial statement delivered hereunder or in connection herewith (notwithstanding any investigation by or Knowledge of any of the indemnified parties) or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

                  (ii) the DCS obligations for which the Stockholders have previously provided a personal guarantee to the obligee as described on the attached Exhibit 7.2(f)(ii); or

                  (iii) the first $100,000 (in the aggregate) and 50% of the third $100,000 (in the aggregate) of DCS Unpaid Sales and Use Tax Assessments, and all of such Assessments in excess of the first $300,000 (in the aggregate) thereof.

SECTION 8. MISCELLANEOUS

         8.1 S Corporation Matters. If at the time of the Closing, Datalink has not yet initially closed on an IPO, the Stockholders agree to execute any consents reasonably requested by Datalink to the continued tax election of Datalink as an S Corporation pursuant to Code Section 1361. From and after the Closing, and for so long as Datalink continues to be an S Corporation, the Stockholders shall share prorata based on their percentage ownership with the other Datalink stockholders in any S Corporation distributions made by Datalink. Despite the foregoing, if Datalink declares one or more S Corporation distributions payable to its stockholders of any of Datalink's pre-Closing undistributed earnings and profits, whether in contemplation of an IPO, a recapitalization or any other event, the Stockholders hereby waive any right to the receipt of any such distributions and agree to execute a written confirmation of such waiver if requested by Datalink.

         8.2 Fees and Expenses. Except as otherwise provided herein, each of the parties to this Agreement will bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. All sales and transfer taxes, fees and duties under applicable law (including all stock transfer taxes, fees and duties, if any) incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by the Stockholders.

         8.3 Confidentiality. DCS and the Stockholders agree that they will treat the existence and terms of this Agreement and the transactions contemplated hereby as strictly confidential and will not disclose them to any Person without the prior written consent of Datalink or unless Datalink publicly discloses such information.

         8.4 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to the choice of law provisions thereof. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Georgia and of the United States of America located in the State of Georgia in connection with any suit, action or proceeding relating to this Agreement and the transactions contemplated hereby (without, however, derogating from the exclusivity of the arbitration procedures set forth in subparagraph 7.2(d) hereof) and agree not to commence any action, suit or proceeding relating thereto except in such courts.

         8.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand, sent by certified or registered mail

(postage prepaid and with return receipt requested), by overnight courier service, or by telecopy or other written form of electronic confirmation:

To: DATALINK CORPORATION:               Greg R. Meland, Chief Executive Officer
                                        7423 Washington Avenue South
                                        Minneapolis, Minnesota  55439
                                        (612) 946-7894 (telefax)

With a copy to:                         Jerome J. Simons, Esq.
                                        Messerli & Kramer P.A.
                                        150 South Fifth Street, Suite 1800
                                        Minneapolis, Minnesota  55402
                                        (612) 672-3777 (telefax)

To: DCS ACQUISITION CORPORATION:        Greg R. Meland, Chief Executive Officer
                                        7423 Washington Avenue South
                                        Minneapolis, Minnesota  55439
                                        (612) 946-7894 (telefax)

With a copy to:                         Jerome J. Simons, Esq.
                                        Messerli & Kramer P.A.
                                        150 South Fifth Street, Suite 1800
                                        Minneapolis, Minnesota  55402
                                        (612) 672-3777 (telefax)

To: DIRECT CONNECT SYSTEMS, INC.:       Attn:  Donald R. Schrenk, Jr.
                                        2264 N.W. Parkway, Suite I
                                        Marietta, Georgia  30067
                                        (770) 933-9272 (telefax)

With a copy to:                         Rosemarie Thurston, Esq.
                                        Morris, Manning & Martin, L.L.P.
                                        1600 Atlanta Financial Center
                                        3343 Peachtree Road, N.E.
                                        Atlanta, Georgia  30326
                                        (404) 365-9532 (telefax)

To the STOCKHOLDERS:                    c/o Donald R. Schrenk, Jr.
                                        Direct Connect Systems, Inc.
                                        2264 N.W. Parkway, Suite I
                                        Marietta, Georgia  30067
                                        (770) 933-9272 (telefax)

With a copy to:                         Rosemarie Thurston, Esq.
                                        Morris, Manning & Martin, L.L.P.
                                        1600 Atlanta Financial Center
                                        3343 Peachtree Road, N.E.
                                        Atlanta, Georgia  30326
                                        (404) 365-9532 (telefax)

or to such other address of which any party may notify the other parties as provided above. Notices are effective upon receipt or, if mailed, five (5) business days after the placing thereof in the United States mail in the manner provided above.

         8.6 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein, constitutes the entire agreement between the parties with respect to its subject matters and supersedes all previous written or oral negotiations, commitments and writings; no promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by all the parties hereto have been expressed herein or in said Schedules or Exhibits or in such other writings.

         8.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and permitted assigns; provided, however, that (a) an assignment of this Agreement may be made by Datalink to an affiliate of Datalink upon written notice to the Stockholders, although no such assignment shall relieve Datalink of any liabilities or obligations under this Agreement and (b) this Agreement may not be assigned by DCS or any Stockholder without the prior written consent of Datalink.

         8.8 Waivers; Severability. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the parties will use all reasonable efforts to substitute for such invalid, illegal or unenforceable provisions one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         8.9 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matters covered by this Agreement (subject to the provisions set forth in Section 7.2), in addition to any other remedy to which they may be entitled, at law or in equity.

         8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

         8.11 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

         8.12 Reporting of Reorganization. The parties agree that they will report the transactions contemplated hereby as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code for purposes of federal, state and local income tax reporting.

SECTION 9.  POST-CLOSING COVENANTS OF THE PARTIES

         9.1 Post-Closing Covenants of DCS and the Stockholders. DCS and the Stockholders will use their best efforts following the Closing promptly to obtain (a) estoppel certificates acceptable in form and substance to Datalink from each DCS landlord (a "Landlord") providing that (i) each lease is in full force and effect and has not been modified, altered or supplemented in any way;
(ii) on the date of such estoppel certificate, there are no existing defenses, off-sets or credits which the Landlord has against DCS under the lease, and the Landlord is not aware of any action or inaction that has occurred or failed to occur that by the passage of time or upon notice duly given, or both, would constitute a defense to the lease or create a right of off-set or to a credit, or if such an action or inaction has occurred, the nature of the action or inaction; and (iii) stating the amount of rent and the date through which such rent has been paid; and (b) a written undertaking by the trustees of DCS's retirement and profit sharing plans to resign as trustees thereof upon the request of Datalink. In addition, DCS and the Stockholders will promptly after the Closing deliver to Datalink evidence satisfactory to Datalink's counsel that all qualifications listed as incomplete on the Schedule of Foreign Qualifications (Exhibit 5.1(b)) have been obtained.

[continued on next page]

         9.2 Post-Closing Covenant of Datalink. During the balance of 1998, Datalink shall as much as practicable maintain the compensation and benefit plans of DCS for such of DCS's employees as Datalink hires after the Closing and will make any changes only upon the agreement with Messrs. Schrenk and Westwood.

         IN WITNESS WHEREOF, the undersigned have hereto affixed their signatures.

                                 DATALINK CORPORATION
                                 a Minnesota corporation



                                 By: /s/ Greg R. Meland
                                    --------------------------------------------
                                       Greg R. Meland, Chief Executive Officer


                                 DCS ACQUISITION CORPORATION
                                 a Minnesota corporation



                                 By: /s/ Greg R. Meland
                                    --------------------------------------------
                                       Greg R. Meland, Chief Executive Officer

                                 DIRECT CONNECT SYSTEMS, INC.
                                 a Georgia corporation



                                 By: /s/ Donald R. Schrenk
                                    --------------------------------------------
                                       Donald R. Schrenk, Jr., President

                                 STOCKHOLDERS:


                                 /s/ Donald R. Schrenk, Jr.
                                 -----------------------------------------------
                                 Donald R. Schrenk, Jr.


                                 /s/ Melissa A. Schrenk
                                 -----------------------------------------------
                                 Melissa A. Schrenk

[signatures continued on next page]

                                  /s/ Bernard D. Westwood, Jr.
                                 -----------------------------------------------
                                 Bernard D. Westwood, Jr.


                                  /s/ A. Deborah Westwood
                                 -----------------------------------------------
                                 A. Deborah Westwood

                              SCHEDULE OF EXHIBITS


Exhibit A                  Plan of Merger
Exhibit 3.8                Schedule of Purchase Price Allocation
Exhibit 3.9                Form of Escrow Agreement
Exhibit 3.10(a)(ii)        Form of Opinion of Messerli & Kramer P.A.
Exhibit 3.10(a)(iii)       Form of Buy-Sell Agreement
Exhibit 3.10(b)(ii)        Form of Opinion of Morris, Manning & Martin, L.L.P.
Exhibit 3.10(b)(iv)        Form of Non-Competition Agreement
Exhibit 4.2(a)             Schedule of Excluded Assets and Liabilities
Exhibit 4.2(a)(iii)        Schedule of Permitted Transaction Expenses
Exhibit 5(a)               Schedule of Exceptions
Exhibit 5(b)               Schedule of Indemnifiable Exceptions
Exhibit 5.1(a)             Articles of Incorporation and Bylaws of DCS
Exhibit 5.1(b)             Schedule of Foreign Qualifications
Exhibit 5.2(c)             Schedule of Breaches and Defaults
Exhibit 5.3                Schedule of Stockholders
Exhibit 5.5                Financial Statements
Exhibit 5.6(a)             Schedule of Leases
Exhibit 5.6(b)             Schedule of Fixed Assets
Exhibit 5.6(c)             Schedule of Defective Machinery and Equipment
Exhibit 5.7(c)             Schedule of Tax Matters
Exhibit 5.9                Schedule of Accounts Receivable
Exhibit 5.10(a)            Schedule of Slow Moving Raw Materials
Exhibit 5.10(b)            Schedule of Slow Moving Finished Goods Inventory
Exhibit 5.10(c)            Schedule of Raw Materials Inventories
Exhibit 5.10(d)            Schedule of Finished Goods Inventories
Exhibit 5.11               Schedule of Changes
Exhibit 5.12               Schedule of Arrangements with Banking Institutions
Exhibit 5.13               Schedule of Intellectual Property
Exhibit 5.14               Schedule of Certain Non-Competition and
                             Confidentiality Agreements
Exhibit 5.15               Schedule of Contracts and Commitments
Exhibit 5.16               Schedule of Litigation
Exhibit 5.18               Schedule of Insurance
Exhibit 5.19               Schedule of Warranties
Exhibit 5.21               Schedule of Powers of Attorney
Exhibit 5.22               Schedule of Finders' Fees
Exhibit 5.23               Schedule of Authorizations
Exhibit 5.25               Schedule of Employee Benefit Plans
Exhibit 5.26               Schedule of Environmental Matters
Exhibit 5.27               Schedule of Backlog of Firm Orders
Exhibit 5.28               Schedule of Customers, Distributors and Independent
                             Sales Representatives
Exhibit 5.29               Schedule of Employee Compensation
Exhibit 5.30               Schedule of Other Agreements

Exhibit 5.35               Form of Lock-Up Agreement
Exhibit 6.2(c)             Schedule of Datalink Exceptions
Exhibit 6.3                Schedule of Matters on Datalink Registration
                             Statement
Exhibit 7.2(f)(ii)         Schedule of Outstanding Stockholder Personal
                             Guarantees